Exhibit 10.10

CONSTRUCTION AGREEMENT

BETWEEN

AVENTINE RENEWABLE ENERGY – MT VERNON, LLC (“Owner”)

AND

FAGEN, INC. (“Fagen”)

April 29, 2010

i

(continued)

(continued)

		Page

15.5	Bankruptcy of Owner or Fagen	32

Article 16 Representatives of the Parties		33

16.1	Designation of Owner’s Representatives	33
16.2	Designation of Fagen’s Representatives	33

Article 17 Insurance		34

17.1	Insurance	34
17.2	Fagen’s Insurance Requirements	35
17.3	Owner’s Liability Insurance	36
17.4	Owner’s Property Insurance	37

Article 18 Representations and Warranties		38

18.1	Fagen and Owner Representations and Warranties	38
18.2	Fagen Representations and Warranties	38

Article 19 Dispute Resolution		39

19.1	Dispute Avoidance and Mediation	39
19.2	Arbitration	39
19.3	Duty to Continue Performance	40
19.4	No Consequential Damages	40
19.5	Limitation of Liability	40

Article 20 Confidentiality of Shared Information		40

20.1	Non-Disclosure Obligation	40
20.2	Publicity and Advertising	42
20.3	Term of Obligation	42

Article 21 Miscellaneous		42

21.1	Assignment	42
21.2	Successors	42
21.3	Governing Law	42
21.4	Severability	42
21.5	No Waiver	42
21.6	Headings	43
21.7	Notice	43
21.8	No Privity with Design Consultant/Subcontractors	44
21.9	Amendments	44
21.10	Entire Agreement	44
21.11	Third-Party Beneficiaries	44
21.12	Counterparts	44
21.13	Survival	44

EXHIBIT A Owner’s Scope of Work		1

EXHIBIT B General Scope of Work for Fagen		1

(continued)

Page

EXHIBIT C Owner’s Requirements	1

EXHIBIT D Fagen’s Standard Rates	1

EXHIBIT E Form of Informational Report	1

EXHIBIT F Required Permits	1

EXHIBIT G Fagen’s Time and Material Rates	1

EXHIBIT H Reserved	1

EXHIBIT I Reserved	1

EXHIBIT J Form of Summary of Payment	1

EXHIBIT K Form of Lien Waiver	1

[Intentionally left blank.]

EXHIBIT L APTI License	1

[to be attached]

CONSTRUCTION AGREEMENT

This CONSTRUCTION AGREEMENT (the “Agreement”) is made and entered into effective as of April 29, 2010, (the “Effective Date”) by and between Aventine Renewable Energy-Mt Vernon, LLC, a Delaware limited liability company (the “Owner”) and Fagen, Inc., a Minnesota corporation (“Fagen”) (each a “Party” and collectively, the “Parties”).

RECITALS

A.    The Owner desires to complete construction of a dry grind ethanol production facility in Mt. Vernon, Indiana (the “Plant”);

B.    Fagen desires to provide construction services for the Plant; and

C.    The Parties desire to enter into this Agreement to set forth their respective rights and obligations with respect to the Plant.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein and for other good and valuable consideration, Owner and Fagen agree as follows.

AGREEMENT

Article 1

Definitions; Rules of Interpretation

1.1          Rules of Construction.  The capitalized terms listed in this Article shall have the meanings set forth herein whenever the terms appear in this Agreement, whether in the singular or the plural or in the present or past tense.  Other terms used in this Agreement but not listed in this Article shall have meanings as commonly used in the English language and, where applicable, in generally accepted construction and design-build standards of the ethanol industry.  Words not otherwise defined herein that have well known and generally accepted technical or trade meanings are used herein in accordance with such recognized meanings.  In addition, the following rules of interpretation shall apply:

(a)                                  The masculine shall include the feminine and neuter.

(b)                                 References to “Articles,” “Sections,” “Schedules,” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of this Agreement.

(c)                                  This Agreement was negotiated and prepared by each of the Parties with the advice and participation of counsel.  The Parties have agreed to the wording of this Agreement and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of this Agreement or any part hereof.

1.2          Defined Terms.  In addition to definitions appearing elsewhere in this Agreement, the following terms have the following meanings:

AAA is defined in Section 19.1.

Agreement is defined in the Preamble.

Applicable Law means

(a)                                  any and all laws, legislation, statutes, codes, acts, rules, regulations, ordinances, treaties or other similar legal requirements enacted, issued or promulgated by a Governmental Authority;

(b)                                 any and all orders, judgments, writs, decrees, injunctions, Governmental Approvals or other decisions of a Governmental Authority; and

(c)                                  any and all legally binding announcements, directives or published practices or interpretations, regarding any of the foregoing in (a) or (b) of this definition, enacted, issued or promulgated by a Governmental Authority;

to the extent, for each of the foregoing in (a), (b) and (c) of this definition, applicable to or binding upon (i) a Party, its affiliates, its shareholders, its members, its partners or their respective representatives, to the extent any such person is engaged in activities related to the Project; or (ii) the property of a Party, its affiliates, its shareholders, its members, its partners or their respective representatives, to the extent such property is used in connection with the Project or an activity related to the Project.

APTI is defined in Section 20.1.

Bankrupt Party is defined in Section 15.6.1.

Certificate of Mechanical Completion is defined in Section 6.4.3.

Change Order is defined in Section 13.1.1.

Confidential Information is defined in Section 20.1.

Contract Documents is defined in Section 2.2.

Contract Time(s) means scheduled dates provided for in the Contract Documents including Scheduled Mechanical Completion Date and Final Completion Date.

Damages is defined in Section 14.3.1.

Day or Days shall mean calendar days unless otherwise specifically noted in the Contract Documents.

Design Consultant is a qualified, licensed design professional that is not an employee of Fagen, but is retained by Fagen, or employed or retained by anyone under contract with Fagen or Subcontractor, to furnish design services required under the Contract Documents.

Differing Site Conditions is defined in Section 11.2.1.

Effective Date is defined in the Preamble.

Enhancements is defined in Section 10.2

Fagen is defined in the Preamble.

Fagen’s Fee is defined in Section 9.2.

Fagen’s Representative is defined in Section 16.2.

Fagen’s Senior Representative is defined in Section 16.2.

Final Completion is defined in Section 6.5.2.

Final Completion Date is defined in Section 6.5.1.

Final Payment is defined in Section 10.4.

Final Summary of Payment is defined in Section 10.4.

Force Majeure Event is defined in Section 12.1.

Governmental Approvals are any material authorizations or permissions issued or granted by any Governmental Authority to the Project, its Owner, Fagen, Subcontractors and their affiliates in connection with any activity related to the Project.

Governmental Authority means any federal, state, local or municipal governmental body; any governmental, quasi-governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power; or any court or governmental tribunal; in each case having jurisdiction over the Owner, Fagen, the Project, or the Site.

Hazardous Conditions are any materials, wastes, substances and chemicals deemed to be hazardous under applicable Legal Requirements, or the handling, storage, remediation, or disposal of which are regulated by applicable Legal Requirements.

Informational Report is defined in Section 3.7.

Lease shall mean that certain Lease between Owner and the Ports of Indiana, dated October 31, 2006, and all amendments thereto, with respect to the Site.

Legal Requirements or Laws are all applicable federal, state and local statutes, laws, codes, ordinances, rules, regulations, judicial decisions, orders, decrees, plans, injunctions, permits, tariffs, governmental agreements and governmental restrictions, whether now or hereafter in effect, of any government or quasi-government entity having jurisdiction over the Project or Site, the practices involved in the Project or Site, or any Work, including any consensus standards for materials, products, systems, and services established by ASTM International, any successor organization thereto, or any Governmental Authority.

License is defined in Section 20.1.

Manufacturer’s Warranty shall mean a warranty provided by the original manufacturer or vendor of equipment used in the Plant.

Mechanical Completion is defined in Section 6.4.2.

Notice to Proceed is defined in Section 6.2.

Operating Procedures means, without limitation, the process equipment and specifications manuals, standards of quality, service protocols, data collection methods, construction specifications, training methods, engineering standards and any other information prescribed by Fagen, Subcontractors, or any other party who provided, or will provide, equipment or other materials to the Project, from time to time concerning the ownership, operation, maintenance and repair of the Plant, subject to the limitations provided in the Agreement.

Owner is defined in the Preamble.

Owner Indemnified Parties is defined in Section 14.3.1.

Owner’s Milestones is defined in Section 13.3.

Owner’s Operator means, if applicable, the entity that Owner identifies, upon written notice to Fagen, as operator of the Project or any other entity that Owner chooses, upon notice to Fagen, to replace such entity as operator of the Project.

Owner’s Representative is defined in Section 16.1.

Owner’s Senior Representative is defined in Section 16.1.

Party or Parties is defined in the Preamble.

Pass Through Warranties mean any warranties provided to Fagen by a Subcontractor, which will all be assigned to Owner.

Pay Period means, with respect to a given Summary of Payment, the two (2) week period following the last day of the previous Pay Period to which the immediately prior Summary of Payment is applied; provided that the initial Pay Period shall commence on the date of delivery of the Notice to Proceed and end on the earlier of the ninth (9th) or twenty-fourth (24th) day of the calendar month during which the Notice to Proceed is issued.

Payment Basis is defined in Section 9.1.

Pay Period means, with respect to a given Summary of Payment, the two (2) week period following the last day of the previous Pay Period to which the immediately prior Summary of Payment is applied; provided that the initial Pay Period shall commence on the date of delivery of the Notice to Proceed and end on the earlier of the ninth (9th) or twenty-fourth (24th) day of the calendar month during which the Notice to Proceed is issued.

Plant is defined in the Recitals.

Port shall mean the Ports of Indiana, a body corporate and politic, including the Port of Indiana-Mount Vernon, in Posey County, Indiana.

Prior Work is defined in Section 10.2.

Project is defined in Section 2.1.

Punch List is defined in Section 6.4.3.

Qualified Independent Expert means an expert retained by Owner and approved by Fagen pursuant to Section 11.1.2.

Reimbursable Costs is defined in Section 9.1.1.

Safety Representative is defined in Section 3.6.1.

Scheduled Mechanical Completion Date is defined in Section 6.4.1.

Site is the land or premises on which the Plant is located.

Subcontractor is any person or entity retained by Fagen, or by any person or entity retained directly or indirectly by Fagen, in each case as an independent contractor to perform a portion of the Work, and shall include materialmen and suppliers.

Summary of Payment is defined in Section 10.3.1.

Target Price as used herein shall refer to the sum of all estimated Reimbursable Costs, which for purposes of this Agreement shall be $*****.  For clarity, the Target Price does not include Fagen’s Fee.

Work is defined in Section 3.1.

Work Product is defined in Section 5.1.

Article 2

The Project

2.1          Services to be Performed.  Pursuant to this Agreement, and except as otherwise set forth herein, Fagen shall perform all work and services in connection with the construction of the Plant, and provide all material, equipment, tools and labor necessary to complete the Plant in accordance with the terms of this Agreement.  Fagen will assign a Field Representative who will represent Fagen and report Project status to Owner periodically. The Plant, together with all equipment, labor, services and materials to be furnished hereunder is defined as the “Project.”

2.1.1    Fagen acknowledges that Owner is leasing the premises on which the Work will be performed.  Owner shall make available to Fagen a copy of said Lease.

2.1.2    Fagen shall reasonably permit Owner’s assignment of this Agreement to the Port in the event that Owner is in an uncured default of its Lease.

2.2          Extent of Agreement.  This Agreement consists of the following documents, and all exhibits, schedules, appendices and attachments hereto and thereto (collectively, the “Contract Documents”):

2.2.1    All written modifications, amendments and change orders to this Agreement.

2.2.2    This Agreement, including all exhibits and attachments, executed by Owner and Fagen, including those below:

List of Exhibits

Exhibit A	Owner’s Scope of Work
Exhibit B	General Scope of Work for Fagen
Exhibit C	Owner’s Requirements
Exhibit D	Fagen’s Standard Rates
Exhibit E	Form of Informational Report
Exhibit F	Required Permits
Exhibit G	Fagen’s Time and Materials Rates
Exhibit H	[Reserved]
Exhibit I	[Reserved]
Exhibit J	Form of Summary of Payment
Exhibit K	Form of Lien Waiver
Exhibit L	APTI License

2.3          Conflicting Provisions.  In the event of any conflict or inconsistency between the body of this Agreement and any Exhibit or Schedule hereto, the terms and provisions of this Agreement, as amended from time to time, shall prevail and be given priority.  Subject to the foregoing, the several documents and instruments forming part of this Agreement are to be taken as mutually explanatory of one another and in the case of ambiguities or discrepancies within or between such parts the same shall be explained and interpreted, if possible, in a manner which gives effect to each part and which avoids or minimizes conflicts among such parts.  No oral representations or other agreements have been made by the Parties except as specifically stated in the Contract Documents.

Article 3

Fagen Responsibilities

3.1          Fagen’s Services in General.  Except for services and information to be provided by Owner and specifically set forth in Article 4 and Exhibits A and C, Fagen shall perform or cause to be performed, and shall provide or cause to be provided, all construction services, supervision, labor, inspection, material, and machinery to complete construction of the Project consistent with the Contract Documents (the “Work”).  All construction services and other Work of Fagen shall be performed in accordance with (i) the general project scope guidelines set forth in Exhibit B, (ii) all Legal Requirements, and (iii) generally accepted construction and design-build standards of the ethanol industry in the United States during the relevant time period.  Any design and engineering or other professional service to be performed pursuant to this Agreement, which under Applicable Law must be performed by licensed personnel, shall be performed by licensed personnel as required by Law.  The enumeration of specific duties and obligations to be performed by Fagen under the Contract Documents shall not be construed to limit in any way the general undertakings of Fagen as set forth herein.  Fagen’s Representative shall be reasonably available to Owner and shall have the necessary expertise and experience required to supervise the Work.  Fagen’s Representative shall communicate regularly with Owner and shall be vested with the authority to act on behalf of Fagen.

3.2          Standard of Care.  All services performed by Fagen and its Subcontractors shall be performed in accordance with the standard of care and skill generally accepted in the ethanol industry during the relevant time period and in accordance with any of the practices, methods and acts that in the exercise of reasonable judgment in light of the facts known at the time the decision was made, would have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, safety and expedition.  This standard of care is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the construction and design-build standards of the ethanol industry.  Fagen and its Subcontractors shall perform all construction activities efficiently and with the requisite expertise, skill, competence, resources and care to satisfy the requirements of the Contract Documents and all applicable Legal Requirements.  Subject to the other provisions of this Agreement, Fagen shall at all times exercise complete and exclusive control over the means, methods, sequences and techniques of construction.

3.3          Government Approvals and Permits.  Except as identified in Exhibits A and C and, with respect to items identified as Owner’s responsibility, in Exhibit F (which items shall be obtained by Owner pursuant to Section 4.4), Fagen shall obtain all necessary permits, approvals and licenses required for the prosecution of the Work from any government or quasi-government entity having jurisdiction over the Project. Notwithstanding the foregoing, Owner shall pay for all costs, fees, inspections, reviews, charges, and expenses of whatever kind or nature necessary for Fagen to obtain such permits, approvals, and licenses.  Fagen shall provide reasonable assistance to Owner in obtaining those permits, approvals and licenses that are Owner’s responsibility.

3.4          Subcontractors.

3.4.1    Fagen may subcontract portions of the Work in accordance with the terms hereof.  Fagen shall coordinate with Owner its selection of any Subcontractors, and the scope of work for such Subcontractors, for any portion of the Work for which Fagen subcontracts.  Fagen shall solicit Owner’s input to the selection process for Subcontractors and their scope of work, however the Parties agree that the ultimate selection of any Subcontractor, and its scope of work, shall be determined solely by Fagen.

3.4.2    Fagen assumes responsibility to Owner for the proper performance of the Work of Subcontractors and any acts and omissions in connection with such performance.  Nothing in the Contract Documents is intended or deemed to create any legal or contractual relationship between Owner and any Subcontractor, including but not limited to any third-party beneficiary rights.

3.4.3    Fagen shall coordinate the activities of all of Fagen’s Subcontractors.  If Owner performs other work on the Project or at the Site with separate contractors under Owner’s control, Fagen agrees to reasonably cooperate and coordinate its activities with those separate contractors so that the Project can be completed in an orderly and coordinated manner without unreasonable disruption.

3.4.4    Fagen shall ensure that each subcontract with a Subcontractor is assignable to (i) Owner without consent of the Subcontractor or any other person or entity in the event that Fagen shall be in an uncured default or terminated with cause under the terms of this Agreement, or (ii) the Port in the event that Owner is in an uncured default of its Lease.

3.4.5    Except to the extent timely payment has not been made by Owner to Fagen for work performed and billed by Fagen, Fagen shall not directly or indirectly create, incur, assume or suffer to be created by it, or any of its Subcontractors, employees, laborers, mechanics or materialmen of goods or services, any lien on the Site, the Project, the Work or any part of, or interest in, any part thereof.  In the event such a lien is recorded in contravention of this provision, Fagen shall take all necessary actions to immediately have such lien released.

3.5          Maintenance of Site.  Fagen shall keep the Site reasonably free from debris, trash and construction wastes to permit Fagen to perform its construction services efficiently, safely and without interfering with the use of adjacent land areas.  Upon Mechanical Completion of the Work, Fagen shall remove all debris, trash, construction wastes, materials, equipment, machinery and tools arising from the Work to permit Owner to occupy the Plant for its intended use (provided however, that Fagen may keep such materials, equipment, machinery, and tools on Site through Final Completion as are necessary to complete the Punch List).

3.6          Project Safety.

3.6.1    Fagen recognizes the importance of performing the Work in a safe manner so as to prevent damage, injury or loss to (i) any individuals at the Site, whether working or visiting, (ii) the Work, including materials and equipment incorporated into the Work or stored on-Site or off-Site, and (iii) any other property at the Site or adjacent thereto.  Fagen assumes responsibility for implementing and monitoring all safety precautions and programs related to the performance of the Work.  Fagen shall, prior to commencing construction, designate a representative (the “Safety Representative”) with the necessary qualifications and experience to supervise the implementation and monitoring of all safety precautions and programs related to the Work. Unless otherwise required by the Contract Documents, Fagen’s Safety Representative shall be an individual stationed at the Site who may have responsibilities on the Project in addition to safety.

3.6.2    Fagen and Subcontractors shall comply with all Legal Requirements relating to safety, as well as any Owner-specific safety requirements set forth in the Contract Documents; provided, that such Owner-specific requirements do not violate any applicable Legal Requirement.  Fagen will promptly report in writing any safety-related injury, loss, damage or accident arising from the Work to Owner’s Representative and, to the extent mandated by Legal Requirements, to all government or quasi-government authorities having jurisdiction over safety-related matters involving the Plant or the Work.

3.6.3    Fagen’s responsibility for safety under this Section 3.6 is not intended in any way to relieve Subcontractors of their own contractual and legal obligations and responsibility for (i) complying with all Legal Requirements, including those related to health and safety matters, and (ii) taking all necessary measures to implement and monitor all safety precautions and programs to guard against injury, losses, damages or accidents resulting from their performance of the Work.

3.7          Submission of Reports.  Fagen shall provide Owner with a monthly informational report substantially in the form of Exhibit E attached hereto (“Informational Report”).

3.8          Startup and Performance Testing.  Fagen shall provide such services as Owner may request in writing in conjunction with the startup of the Plant after Mechanical Completion and any performance tests of the Plant. All such services shall be provided by Fagen on a time and materials basis.

3.9          Decisions Involving the Work.  Fagen’s on-site project manager will consult with Owner’s on-site project manager in the decisions regarding the performance of the Work on a  daily basis.  In this regard, Owner’s on-site project manager will have equal input in such decisions.  If there is disagreement between Fagen’s on-site project manager and Owner’s on-site project manager on any decision, the matter will immediately be referred to Fagen’s Representative and Owner’s Representative for resolution.  In the event of disagreement between Fagen’s Representative and Owner’s Representative, the Parties shall proceed pursuant to Article 19.

3.10        Performance of Work.  Fagen hereby acknowledges that, based upon its review of all documents provided to it by or on behalf of Owner and its review of the Site prior to its execution of this Agreement, it believes in good faith it can perform the Work in order to complete the Project for the Target Price and in accordance with the Contract Times.  Owner acknowledges, however, that the foregoing is not a guarantee that the Project will be completed for the Target Price or in accordance with the Contract Times.

Article 4

Owner’s Responsibilities

4.1          Duty to Cooperate.  Owner shall, throughout the performance of the Work, reasonably cooperate with Fagen and perform its responsibilities, obligations and services in a timely manner to facilitate Fagen’s timely and efficient performance of the Work and so as not to delay or interfere with Fagen’s performance of its obligations under the Contract Documents.

4.2          Furnishing of Services and Information.

4.2.1    Prior to the issuance of the Notice to Proceed, at its own cost and expense, Owner shall provide the following items to Fagen for Fagen’s information and use and all of which Fagen is entitled to rely upon in performing the Work:

(a)                                  surveys describing the Site, boundaries, topography and reference points for use during construction, including existing service and utility lines;

(b)                                 geotechnical studies describing subsurface conditions including soil borings and other surveys describing other latent or concealed physical conditions at the Site;

(c)                                  temporary and permanent easements, zoning and other requirements and encumbrances affecting land use, or necessary to permit the proper design and construction of the Plant and enable Fagen to perform the Work;

(d)                                 legal descriptions of the Site;

(e)                                  to the extent available, as-built and record drawings of any existing structures at the Site;

(f)                                    all environmental studies, reports and impact statements describing the environmental conditions, including Hazardous Conditions, in existence at the Site that have been conducted or performed;

(g)                                 all standard operating procedures and permits necessary to construct the Plant;

(h)                                 all P&IDs, ISOS (Pipe Detail Drawings), ORTHOS (Pipe Layout and General Drawings), Mechanical (Including Plumbing & HVAC), Electrical Power Drawings (Including all instrument & motor loops), Electrical Control Drawings, Civil Drawings, Structural Drawings, Architectural Drawings, General Arrangement Drawings, and Equipment Arrangement Drawings in each case that are in Owner’s possession;

(i)                                     all Civil, Structural, Mechanical (equipment), and Electrical specifications in Owner’s possession; and

(j)                                     such other information as Fagen may reasonably request in order to perform the Work.

4.2.2    Owner shall provide to Fagen all Owner deliverables under Exhibit C pursuant to Owner’s Milestones.  Such deliverables shall be provided, at Owner’s own cost and expense, for Fagen’s information and use. Fagen is entitled to rely upon such deliverables in performing the Work.

4.2.3    Owner is responsible for securing and executing all necessary agreements with adjacent land or property owners that are necessary to enable Fagen to perform the Work and that have been identified and notified in writing by Fagen to Owner prior to the Effective Date.  Owner is further responsible for all costs, including attorneys’ fees, incurred in securing these necessary agreements.

4.3          Owner’s Representative.  Owner’s Representative, as set forth in Section 16.1 hereof, shall be responsible for providing Owner-supplied information and approvals in a timely manner to permit Fagen to fulfill its obligations under the Contract Documents.  Owner’s Representative shall also provide Fagen with prompt notice if it observes any failure on the part of Fagen to fulfill its contractual obligations, including any errors, omissions or defects in the performance of the Work.  Owner’s Representative shall be vested with the authority to act on behalf of Owner and Fagen shall be entitled to rely on written communication from Owner’s Representative with respect to any Project matter.

4.4          Government Approvals and Permits.  Owner shall obtain and pay for all necessary Governmental Approvals required by Law (including permits, approvals, licenses, government charges, reviews, and inspection fees) which are identified in Exhibit C and Exhibit F as Owner’s responsibility (the “Permits”).  Owner shall provide reasonable assistance to Fagen in obtaining those permits, approvals and licenses that are Fagen’s responsibility pursuant to Exhibit F and Section 3.3.  Notwithstanding the foregoing, in addition to the indemnification set forth in Section 14.4.1, Owner shall hold harmless Fagen, its officers, directors, employees, and agents, for Owner’s failure to comply with all Applicable Laws in obtaining or maintaining the required Permits.  The denial or revocation of any permits obtained by Owner as a result of Owner’s failure to comply with Applicable Law or the requirements of the permits and any Owner actions affecting the validity of any required permit obtained by Owner, shall be deemed a failure of Owner to fulfill Owner’s Milestones and shall entitle Fagen, to the extent it is adversely impacted thereby, to any and all remedies available pursuant to this Agreement and Applicable Law.

4.5          Owner’s Separate Contractors.  Owner is responsible for all work, including such work listed on Exhibits A and C, performed on the Project or at the Site by separate contractors under Owner’s control.  Owner shall contractually require its separate contractors to reasonably cooperate and coordinate their activities with Fagen so that the Project can be completed in an orderly and coordinated manner without unreasonable disruption.

4.6          Security.  Owner shall be responsible for Site security at the Site (including fencing, alarm systems, security guarding services and the like) at all times during the term of this Agreement, to prevent vandalism, theft and danger to the Project, the Site, and personnel.  Owner shall coordinate and supervise ingress and egress from the Site so as to minimize disruption to the Work.  Owner shall consult with Contractor and hire a security firm familiar with union picketing and related interferences so as to minimize disruption to the Work.

Article 5

Ownership of Work Product; Risk of Loss

5.1          Work Product.  All drawings, specifications, calculations, data, notes and other materials and documents, including electronic data, furnished by Fagen to Owner under this Agreement (“Work Product”) shall, upon payment in full therefore by Owner, become the property of Owner.  For the avoidance of doubt, as Owner pays in full for any portion of the Work Product, such portion of the Work Product shall be owned by Owner.  In addition, for any portion of the Work Product which Owner so pays in full Fagen shall be given an irrevocable, royalty-free, exclusive license to use such Work Product at any time and for all legal purposes.  Fagen’s use of such Work Product shall be at its sole risk without liability or legal exposure to Owner, its affiliates, or any of their officers, directors, employees or agents. Transfer of title to the Work Product is conditioned on Owner’s express agreement that its revision of, modification to, or failure to strictly adhere to or follow, the Work Product by Owner or any party under its direction or control, is at Owner’s sole risk without liability or legal exposure to any Fagen, its affiliates, or any of their officers, directors, employees, or agents; provided, however, that any Pass Through Warranties or express warranties provided by this Agreement shall remain in effect according to their terms.

5.2          Risk of Loss.  Fagen shall have no liability for a physical loss of or damage to the Work unless such loss or damage is caused by the misconduct or negligence of Fagen, its Subcontractors, or someone acting under its direction or control. Fagen shall not be liable for physical loss of or damage to the Work where such loss or damage is caused by the misconduct or negligence of Owner’s employees or third parties who are not Subcontractors.  Except to the extent of a warranty claim, Fagen shall have no liability for a physical loss of or damage to the

Work occurring after Final Completion.  Fagen shall have no liability for losses or damages for a physical loss of or damage to the Work for which insurance coverage obtained by Owner under this Agreement is available for such loss or damage; in such circumstances, any liability for losses and damages as described in this sentence shall be limited to payment of the deductible and any losses or damages in excess of such coverage (or the percentage thereof which is equal to Fagen’s or its Subcontractors’ degree of negligence or misconduct - if it is or they are not the sole cause therefor) for the applicable insurance policy.

Article 6

Commencement and Completion of the Project

6.1          Reserved.

6.2          Notice to Proceed; Commencement.  The Work shall commence following Fagen’s receipt of Owner’s written valid notice to proceed (“Notice to Proceed”) unless the Parties mutually agree otherwise in writing.  The Parties agree that a valid Owner’s Notice to Proceed cannot be given until:  (1) Owner has title to or has obtained all necessary rights and permits to the real estate on which the Plant will be constructed and; (2) the Site work required of Owner, as described in Exhibit C, has been reviewed and deemed adequate by Fagen; (3) the air permit(s) and/or other applicable local, state or federal permits necessary so that construction can begin, as listed on Exhibit F, have been obtained; (4) Owner has provided proof of financing to Fagen; (5) if applicable, Owner has executed a sales tax exemption certificate and provided the same to Fagen; (6) Owner has provided the name of its property/all-risk insurance carrier and the specific requirements for fire protection; (7) Owner has, in accordance with Section 17.4.4, provided insurance certificates or copies of insurance policies demonstrating that Owner has obtained the insurance policies required pursuant to Section 17.4 hereof and naming additional insured and protecting other interests as prescribed in Section 17.4, and (8) Fagen provides Owner written notification of its acceptance of the Notice to Proceed.  Such Notice to Proceed and Fagen’s acceptance of same shall be provided concurrent with the execution of this Agreement.

6.2.1    Notice to Proceed shall be delivered by Owner to Fagen, in a form reasonably acceptable to Fagen, pursuant to the notice requirements set forth in Section 21.7 hereof, with a copy to:

Fagen, Inc.

501 W. Highway 212

P. O. Box 159

Granite Falls, MN  56241

Attention: Becky Dahl

Fax:  (320) 564-3278

6.3          Project Start-Up.  Fagen shall have no responsibility for start-up of the Plant, but shall provide such assistance as Owner may request pursuant to Section 3.8 above.

6.4          Mechanical Completion.

6.4.1       Mechanical Completion of the Plant shall be achieved no later than September 1, 2010, subject to adjustment in accordance with the Contract Documents hereof (the “Scheduled Mechanical Completion Date”).

6.4.2       “Mechanical Completion” with respect to the Plant shall be deemed to occur on the date on which the Work has been physically completed as provided in this Agreement.  No production is guaranteed on the date of Mechanical Completion.

6.4.3    Procedures.  Fagen shall prepare and issue a “Certificate of Mechanical Completion” for the Work for the Plant that will set forth (i) the date of Mechanical Completion, (ii) the remaining items of Work, as reasonably agreed to by Fagen and Owner, that have to be completed before Final Payment (“Punch List”), (iii) provisions (to the extent not already provided in this Agreement) establishing Owner’s and Fagen’s responsibility for the Plant’s security, maintenance, utilities and insurance pending Final Payment, and (iv) an acknowledgment that warranties with respect to the Work commence on the date of Mechanical Completion, except as may otherwise be noted in the Certificate of Mechanical Completion.  Upon Mechanical Completion, Owner shall pay to Fagen all unpaid amounts, less an amount equal to the reasonable value of all remaining or incomplete items of Work as noted in the Certificate of Mechanical Completion, and less an amount equal to the value of any Subcontractor lien waivers not yet obtained with respect to such Plant, and less a portion of the Fee equal to ***** Dollars ($*****).

6.5          Final Completion.

6.5.1    Final Completion of the Work for the Plant must be achieved by Fagen within ninety (90) Days after the earlier of the actual date of Mechanical Completion or the Scheduled Mechanical Completion Date (the “Final Completion Date”).

6.5.2    “Final Completion” of the Plant shall be achieved when the Owner reasonably determines that the following conditions have been met:

(a)                                  Mechanical Completion has been achieved;

(b)                                 the items identified on the Punch List have been completed by Fagen, unless and to the extent of any such Punch List items which Fagen is prevented from completing because of the actions or inactions of Owner or seasonal weather conditions, provided however that in the event of weather delays, Fagen shall complete such items as soon as reasonably practical;

(c)                                  clean-up of the Site has been completed;

(d)                                 all permits and inspections required to have been obtained or passed by Fagen have been obtained and completed; and

(e)                                  release and waiver of all claims and liens from Fagen and its Subcontractors and suppliers have been provided.

After receipt of a Final Summary of Payment from Fagen in accordance with Section 10.4, Owner shall make Final Payment in accordance with Section 10.4, less an amount equal to the value of any Subcontractor lien waivers not yet obtained.

6.5.3    Upon making Final Payment, Owner waives all claims against Fagen under this Agreement and relating to the Work except claims relating to (i) Fagen’s failure to satisfy its payment or indemnity, defense and/or hold harmless obligations under the Contract Documents, (ii) Fagen’s failure to complete the Work in accordance with the Contract Documents, including, but not limited to, defects appearing within one (1) year after Mechanical Completion, (iii) the terms of Fagen’s warranties under the Contract Documents,  (iv) audit rights of Owner and any claims resulting from the exercise of such audit rights, and (v) Fagen’s failure to comply with its obligations under Article 20.

6.6          Post Completion Support.  Adequate personnel to complete all Work within the Contract Time(s) will be maintained on-Site by Fagen or a Subcontractor until Final Completion has been achieved.

Article 7

 Waiver of Damage Claims

7.1          Waiver of Damage Claims. Owner, for itself and its successors and assigns, hereby expressly waives any claims, causes of action (including breach of contract), and right it has, may have, or may hereafter accrue to pursue or collect any amount of money or damages, including but not limited to those relating to extra costs, losses, loss of profits, expenses, claims, penalties and any other damages, whether special or consequential, and of whatsoever nature incurred by Owner which arise solely due to a delay in achieving Final Completion by the Final Completion Date.

Article 8

Warranties

8.1          Fagen Warranty.  Fagen warrants to Owner that the construction, including all materials and equipment furnished by Fagen and its Subcontractors as part of the construction, shall be new, of good quality, in conformance with the Contract Documents and all Legal Requirements, free of defects in materials and workmanship.  Fagen’s warranty obligation excludes (i) defects caused by abuse, damage, modification, alterations, or failure to maintain the Work by persons other than Fagen or anyone for whose acts Fagen may be liable or responsible and (ii) defects or errors in any Owner supplied or third party (i.e. other than Fagen Affiliates or Subcontractors) supplied equipment, drawings, deliverables, specifications, materials, labor, or information. Nothing in this warranty is intended to limit any Manufacturer’s Warranty which provides Owner with greater warranty rights than set forth in this Section 8.1 or the Contract

Documents.  Fagen will provide to Owner all manufacturers’ and Subcontractors’ warranties upon the earlier of Mechanical Completion or termination of this Agreement.   Owner’s failure to comply with all Operating Procedures shall void those warranties, whether expressed or implied (if any), that were given by Fagen to Owner that are affected by such failure.  If Fagen reasonably determines that all damage caused by such failure can be repaired and Owner makes all repairs needed to correct such damage, such warranties shall be reinstated for the remaining term thereof, if any, from the date of the repair.

8.2          Correction of Defective Work.

8.2.1    Fagen’s warranty obligation extends for a period of one (1) year from the date of Mechanical Completion of the Work; provided that Owner must report such non-conformance within ten (10) Days of the date Owner first learns or should have learned of such failure or non-conformance and that such one (1)-year period shall be extended one (1) Day for any part of the warrantied Work that is found to be not in conformance with the Contract Documents for each Day that such part of the Work is not in conformity with the Contract Documents, including any time during which any part of the Work is repaired or replaced pursuant to this Article 8.

8.2.2    Fagen shall, within seven (7) Days of receipt of written notice from Owner that the Work is not in conformance with the Contract Documents, take meaningful steps to commence and complete correction of such nonconforming Work, including the correction, removal or replacement of the nonconforming Work and correction or replacement of any Work damaged by such nonconforming Work.  If Fagen fails to commence the necessary steps within such seven (7) Day period or fails thereafter to continue to diligently perform such steps through completion, Owner, in addition to any other remedies provided under the Contract Documents, may provide Fagen with written notice that Owner will commence or assume correction of such nonconforming Work and repair of such damaged Work with its own resources.  If, following such written notice, Owner performs such corrective and repair Work, Fagen shall be responsible for all reasonable costs incurred by Owner in performing the correction.

8.3          Warranty Period Not Limitation to Owner’s Rights.  The one (1)-year period referenced in Section 8.2 above applies only to Fagen’s obligation to correct nonconforming Work and is not intended to constitute a period of limitations for any other rights or remedies Owner may have regarding Fagen’s other obligations under the Contract Documents.

8.4          Disclaimer.  EXCEPT FOR CONTRACTOR’S WARRANTIES SET FORTH IN SECTION 8.1, CONTRACTOR MAKES NO REPRESENTATIONS, GUARANTEES, WARRANTIES, OR CLAIMS WITH RESPECT TO, AND ASSUMES NO RESPONSIBILITY FOR, THE PERFORMANCE OR USE OF THE COMPLETED WORK AND SHALL HAVE NO RESPONSIBILITY FOR TESTING OR OPERATION OF THE WORK.  EXCEPT FOR CONTRACTOR’S WARRANTIES SET FORTH IN SECTION 8.1, CONTRACTOR EXPRESSLY DISCLAIMS ALL WARRANTIES AND GUARANTEES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, INCLUDING

ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, INFRINGEMENT, AND OPERABILITY.

Article 9

Contract Price

9.1          Payment Basis.  As full consideration to Fagen for complete performance of the Work and all costs incurred in connection therewith, Owner shall pay to Fagen the following costs and fees, which shall along with Fagen’s Fee, comprise the Contract Price:

9.1.1    All costs actually incurred by Fagen in connection with its performance of the Work (“Reimbursable Costs”).

9.1.2    The Reimbursable Costs include but are not limited to:

1.               Procurement and related services provided by Fagen’s personnel in connection with the Work, which services shall be billed to Owner at Fagen’s standard rates for such services, which rates are attached hereto as Exhibit D;

2.               Wages and salaries for Fagen’s personnel who provide services in connection with the Work, including construction workers and supervisory and administrative personnel for that portion of their time required for the Work, except for those personnel whose services are reimbursable pursuant to Section 9.1.2.1;

3.               Costs paid or incurred by Fagen for fringe benefits, statutory charges and employment benefits, including but not limited to vacation pay, sick leave, per diems and related expenses including but not limited to taxes, insurance contributions, assessments and benefits required by law or collective bargaining agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations, and pensions, for Fagen’s personnel who provide services in connection with the Work, except for those personnel whose services are reimbursable pursuant to Section 9.1.2.1;

4.               Reasonable lodging and subsistence expenses of Fagen’s personnel while traveling in discharge of duties connected with the Work;

5.               Fagen’s payments to Subcontractors, including service providers and consultants for Work performed, services provided, and royalties and license fees paid for the use of a particular design process or product required by this Agreement;

6.               Costs, including transportation and storage thereof, of all materials, supplies and equipment incorporated or to be incorporated in the Work including costs of materials in excess of those actually installed to allow for reasonable waste and spoilage;

7.               Costs, including transportation, storage, installation, maintenance, dismantling and removal, of all materials, services, supplies,

temporary facilities, machinery, equipment, and tools (excluding hand tools referenced in item 12 below) that are provided by Fagen at the Plant and used in the performance of the Work and the cost (less salvage value) of such items used, but not consumed, which remain Fagen’s property; provided, however, that all materials, supplies, temporary facilities, machinery, equipment and tools (excluding hand tools referenced in item 12 below) which are purchased by Fagen for performance of the Work for which Fagen receives one hundred percent (100%) reimbursement from Owner shall be owned by Owner upon completion of the Project.

8.               Rental charges for temporary facilities, machinery, equipment and tools that are provided by Fagen for the Project and rented from others, and costs of transportation, installation, maintenance, repairs and replacements, dismantling and removal thereof, at rental charges consistent with those prevailing in the area; or which cover Fagen’s expenses, whichever is greater;

9.               Rental charges for temporary facilities, machinery, equipment and tools that are provided by Fagen for the Project, and are rented from Fagen, and costs of transportation, installation, maintenance, repairs and replacements, dismantling and removal thereof at rental rates equal to ten percent (10%) less than the lowest of the then-current rates charged by Hertz, RSC, and United Rental;

10.         Costs of removal of Fagen generated debris from the site;

11.         Costs of storage of materials and equipment stored off-site, provided such storage is approved by Owner;

12.         Costs for small hand tools purchased by Fagen for the use of its workers on the Site shall be reimbursed by the Owner based on an allowance of 4.0% of base wages of construction workers described in Subparagraph 9.1.2.2 above (excluding benefits, per diems, taxes, etc.).  The list of hand tools that apply to this section shall be agreed to in advance by Owner and Fagen.

13.         Costs of blueprinting and other document reproduction, computer services, facsimile transmissions, messenger services, office supplies, payroll services, postage and parcel delivery charges, photographs, fixed and mobile telephone (installation, monthly service, local and long distance calls), word and data processing, and other incidental expenses in carrying on the Work;

14.         All reasonable costs incurred by Fagen for frost removal so that winter construction, if necessary, can proceed;

15.         Premiums for all insurance which Fagen is required to procure under the Contract Documents;

16.         Any sales, use, excise and other taxes on materials, labor, receipts, installations or services furnished (including those furnished by Owner), or any other taxes arising out of the performance of the Work (excluding income taxes) imposed by any governmental authority, for which Fagen may become liable, to the extent Owner is not exempt from such taxes;

17.         Costs, fees and assessments for the building permit and other permits, licenses and inspections by any Governmental Authority for which Fagen is required to pay under this Agreement;

18.         Fees and expenses related to any testing required by this Agreement, including heat and x-ray testing, except for those related to retesting defective or non-conforming Work;

19.         Out-of-pocket legal, mediation and arbitration costs, including attorneys’ fees and expenses, other than those arising from disputes between Owner and Fagen, incurred by Fagen in connection with the Work;

20.         Other costs reasonably incurred in performance of the Work if and to the extent proven to be expended in the execution of the Work, including but not limited to Work performed as a result of Differing Site Conditions or Hazardous Materials, excluding: the costs identified above, overhead and general expenses, capital expenses on Fagen’s capital, and costs to correct damaged, defective or nonconforming Work resulting from Fagen’s gross negligence or material breach of its obligations under the Contract Documents;

21.         Costs of repairing, reperforming, or otherwise correcting damaged or non-conforming Work executed by Fagen or its Subcontractors, provided that the damage to or nonconformance of the Work was not caused by Fagen, Subcontractors, or parties within their control and only to the extent that the cost of repair, reperformance or other correction is not recovered by Fagen or Owner from insurance, sureties, Subcontractors, or suppliers; and

22.         Removing debris, trash, and other materials left at the Site by third parties prior to Fagen’s acceptance of Notice to Proceed.

9.1.3  The Reimbursable Costs shall not include:

(a)   Salaries and other compensation of Fagen’s personnel stationed at Fagen’s principal office or offices other than the Site office except as provided in Section 9.1.2;

(b)   Expenses of Fagen’s principal office and offices other than the Site office, except as may be expressly included in Section 9.1.2;

(c)   Overhead and general expenses, except as may be expressly included in Section 9.1.2;

(d)   Fagen’s capital expenses, including interest on Fagen’s capital employed for the Work; and

(e)   Costs, including costs to repair damage to the Work or defective Work, arising from the negligence or misconduct of Fagen, its Subcontractors, or anyone directly or indirectly employed by them or those for whose acts any of them may be liable.

9.2          Fagen’s Fee.  Fagen shall be paid a fee in addition to all Reimbursable Costs (“Fagen’s Fee”).  Fagen’s Fee shall be in the minimum amount of ***** Dollars ($*****) and shall be subject to adjustment as follows:

9.2.1       After taking into consideration any and all adjustments as may be provided herein, Fagen’s Fee shall be increased by an amount equal to *****.

9.2.2       If *****, as each may be adjusted pursuant to this Agreement, Fagen’s Fee shall be ***** Dollars ($*****).

9.2.3.      For illustrative purposes only: If *****, then Fagen’s Fee shall be an amount determined as follows;

*****

*****

*****

9.3          Additional Costs.  The Parties agree that any time and materials work performed by Fagen under this Agreement (i.e. work specifically identified in this Agreement as to be performed on a time and material basis or specifically requested in writing by Owner to be performed on a time and material basis) shall not be calculated in, or impact, either the Reimbursable Costs or the Target Price.  Additionally, Change Order amounts (excluding Change Order amounts involving Change Orders which expand the scope of Work to be provided by Fagen under the Contract Documents, with work under such Change Orders to be provided on a time and material basis (unless otherwise agreed in writing by Fagen and Owner)) , or other adjustments to Fagen’s Work and/or the Schedule which impact Fagen and are agreed to by the Parties, shall be added to, or subtracted from, (as applicable) both the Reimbursable Costs and Target Price.  Further, any adjustment resulting from a Force Majeure event shall be added to, or subtracted from, the Reimbursable Costs and the Target Price.

9.4          Books and Records.  Contractor shall keep and maintain such full and detailed books, records and accounts as may be reasonably necessary for proper financial management of the Project under the Contract Documents, including one set of records showing all payments made to Contractor by Owner.  Such records shall be maintained for at least two (2) years after final payment to Contractor.  At any reasonable time within two (2) years after final payment to Contractor, Owner and its representatives may inspect, copy and audit all such books, records and accounts, including, without limitation, those relating to (i) payments to Contractor for Work performed, (ii) Taxes assessed or imposed on the Work or (iii) any regulatory or other proceeding before a Governmental Authority.  All information, books, records and accounts provided to Owner by Contractor pursuant to this Section shall be subject to the confidentiality requirements of Section 20.1.

Article 10

Payment Procedures

10.1        Payment Prior to Financial Closing;

10.1.1     Mobilization Fee.  As part of the Payment Basis, Owner shall pay Fagen ***** Dollars ($*****), as a mobilization fee as soon as allowed by its organizational documents, but in no event later than five (5) days after the Effective Date.

10.2        Rework and Enhancements.  Owner and Fagen acknowledge the Plant has been partially constructed prior to the Effective Date by a third party (“Prior Work”) and Fagen has not verified the Prior Work’s conformance with the Contract Documents.  Accordingly, should Fagen discover any nonconforming or defective Prior Work, Fagen will immediately notify Owner, and following consultation with Owner, repair and/or replace such Prior Work on a time and materials basis, if and to the extent such Work is within Fagen’s capabilities (i.e. within the expertise and capability of Fagen’s employees).  Any such rework not within Fagen’s capabilities may be contracted to a third party by Owner, provided that such third party shall not interfere with Fagen’s Work and/or schedule.  Additionally, should Owner request in writing that Fagen design or construct any enhancements to the Plant’s existing design (“Enhancements”), such Enhancements shall be performed on a time and materials basis.  Fagen’s time and materials rates are attached hereto as Exhibit G and are incorporated herein by reference.

10.3        Progress Payments.

10.3.1     Following the issuance of Notice to Proceed pursuant to Section 6.2, Fagen shall submit to Owner, on or before the tenth (10th) and twenty-fifth (25th) day of each month following the acceptance of Notice to Proceed requests for payment (each, a “Summary of Payment”).  Each Summary of Payment shall seek payment for Reimbursable Costs incurred by Fagen during the pay period for which the Summary of Payment is issued together with the applicable portion of Fagen’s Fee (excluding *****) of Fagen’s Fee until such withheld amount equals ***** Dollars ($*****) (after which time no amount of Fagen’s Fee shall be withheld)).  The ***** Dollars ($*****) withheld by Owner pursuant to this paragraph 10.3.1 shall be referred to herein as “Retainage”.  Along with each Summary of Payment Fagen will submit to Owner (1) an itemized list of employee labor costs, including benefits, fringe, statutory burdens, and per diem amounts; (2) details of labor hours worked (e.g., copies of timesheets) to the extent not already provided to Owner during the performance of the work; (3) invoices and purchase orders for Reimbursable Costs; and (4) a schedule showing rental equipment used during the relevant pay period.  One half of the Retainage ($*****) shall be paid to Fagen upon Mechanical Completion and all remaining Retainage shall be paid to Fagen upon Final Completion.

10.3.2     The Summary of Payment shall be substantially in the form attached hereto as Exhibit J.  Along with each Summary of Payment, Fagen shall submit to Owner, via hardcopy or by electronic means including facsimile or portable document format, signed lien waivers, substantially in the form attached hereto as Exhibit K, received from Subcontractors and suppliers for the Work included in the Summary of Payment submitted for the immediately preceding Pay Period and for which payment has been received.  Notwithstanding the foregoing, nothing herein requires that signed lien waivers submitted pursuant to this section be notarized or otherwise certified in any manner.

10.3.3     The Summary of Payment shall constitute Fagen’s representation that the Work has been performed in accordance with the Contract Documents and has progressed to the point indicated in the Summary of Payment.  No additional documentation will be provided to Owner in support of the Summary of Payment, provided however, that Fagen will work with Owner to provide such additional information as Owner needs to apply for sales tax exemptions and/or refunds.  The Work completed at the Site and the documentation provided pursuant to Section 10.3.1 and 10.3.2 hereof shall provide sufficient substantiation to Owner of the accuracy of the Summary of Payment for Owner to pay such Summary of Payment.  Title to the Work, including Work reflected in a Summary of Payment, which is in process, is in transit, is in storage, or has been incorporated into the Site or is otherwise on Site, shall pass to Owner free and clear of all claims, liens, encumbrances, and security interests upon Fagen’s receipt of payment therefore.

10.3.4     Within ten (10) Days after Owner’s receipt of each Summary of Payment in accordance with Section 10.3.2, Owner shall pay Fagen all amounts properly due, and less amounts properly withheld under this Agreement.

10.3.5     The Summary of Payment may request payment for: (i) completed Work; (ii) prepayments for materials or equipment for the Project when prepayment is required by the manufacturer or supplier of such materials or equipment; or (iii) equipment and materials not yet incorporated into the Project provided that (x) the equipment and materials are suitably stored at either the Site or another location (subject to Owner’s prior approval), (y) the equipment and materials are protected by suitable insurance, and (z) upon payment, Owner will receive the equipment and materials free and clear of all liens and encumbrances.

10.3.6     Withholding of Payments.  On or before the date set forth in Section 10.3.4, Owner shall pay Fagen all amounts properly due.  If Owner determines that Fagen is not entitled to all or part of a Summary of Payment, it will notify Fagen in writing at least five (5) Days prior to the date payment is due.  The notice shall indicate the specific amounts Owner intends to withhold, the reasons and contractual basis for the withholding, and the specific measures Fagen must take to rectify Owner’s concerns.  Fagen and Owner will attempt to resolve Owner’s concerns prior to the date payment is due.  If the Parties cannot resolve such concerns, Fagen may pursue its rights under the Contract Documents, including those under Article 19.  Notwithstanding anything to the contrary in the Contract Documents, Owner shall pay

Fagen all undisputed amounts in a Summary of Payment within the times required by the Agreement.

10.4        Final Payment.  Fagen shall deliver to Owner a request for final payment (the “Final Summary of Payment”) when Final Completion has been achieved in accordance with Section 6.5. Owner shall make final payment (except for amounts in dispute) within thirty (30) Days after Owner’s receipt of the Final Summary of Payment (“Final Payment”).

10.5        Failure to Pay Amounts Due.

10.5.1     Interest.  Payments which are due and unpaid by Owner to Fagen shall bear interest commencing five (5) Days after payment is due at the rate that is the lower of eighteen percent (18%) per annum, or the maximum rate allowed by Law.

10.5.2     Right to Suspend Work.  If Owner fails to pay Fagen any undisputed amount that becomes due, Fagen, in addition to all other remedies provided in the Contract Documents, may stop Work pursuant to Section 15.3 hereof.  All payments properly due and unpaid shall bear interest at the rate set forth in Section 10.5.1.

10.5.3     Failure to Make Final Payment.  Owner’s failure to make Final Payment pursuant to section 10.4 hereof shall void any and all warranties, whether express or implied, provided by Fagen pursuant to this Agreement.

10.6        Fagen’s Payment Obligations.  Fagen will pay Subcontractors in accordance with its contractual obligations to such parties, all the amounts Fagen has received from Owner on account of their work.  Fagen will impose similar requirements on Subcontractors to pay those parties with whom they have contracted.  Fagen will indemnify and defend Owner against any claims for payment and mechanic’s liens as set forth in Section 14.2 hereof.

10.7        Reconciliation of Fagen’s Fee.  Within thirty (30) days after all Reimbursable Costs are totaled and made known to Owner, but in no event sooner than thirty (30) days after Final Completion, Owner shall pay to Fagen the sum of money necessitated by the adjustment provided for in Section 9.2.1.

Article 11

Hazardous Conditions and Differing Site Conditions

11.1        Hazardous Conditions.

11.1.1     Unless otherwise expressly provided in the Contract Documents to be part of the Work, Fagen is not responsible for any Hazardous Conditions encountered at the Site.  Upon encountering any Hazardous Conditions, Fagen will stop Work immediately in the affected area and as promptly as practicable notify Owner and, if Fagen is specifically required to do so by Legal Requirements, all

Governmental Authorities having jurisdiction over the Project or Site.  Fagen shall not remove, remediate or handle in any way (except in case of emergency) any Hazardous Conditions encountered at the Site without prior written approval of Owner.

11.1.2     Upon receiving notice of the presence of suspected Hazardous Conditions, Owner shall take the necessary measures required to ensure that the Hazardous Conditions are remediated or rendered harmless.  Such necessary measures shall include Owner retaining Qualified Independent Experts to (i) ascertain whether Hazardous Conditions have actually been encountered, and, if they have been encountered, (ii) prescribe the remedial measures that Owner is required under applicable Legal Requirements to take with respect to such Hazardous Conditions in order for the Work to proceed.  Owner’s choice of such Qualified Independent Experts shall be subject to the prior approval of Fagen, which approval shall not be unreasonably withheld or delayed.

11.1.3     Fagen shall be obligated to resume Work at the affected area of the Project only after Owner’s Qualified Independent Expert provides it with written certification that (i) the Hazardous Conditions have been removed or rendered harmless, and (ii) all necessary approvals have been obtained from all government entities having jurisdiction over the Project or Site and a remediation plan has been undertaken permitting the Work to proceed.

11.1.4     Fagen will be entitled, in accordance with this Article 11, to an adjustment in Contract Time(s) and Target Price to the extent Fagen’s time of performance and costs have been adversely impacted by the presence of Hazardous Conditions, provided that such Hazardous Materials were not introduced to the Site by Fagen, Subcontractors or anyone for whose acts they may be liable.

11.1.5     To the fullest extent permitted by Law, Owner shall indemnify, defend and hold harmless Fagen, Subcontractors, anyone employed directly or indirectly for any of them, and their officers, directors, employees and agents, from and against any and all claims, losses, damages, liabilities and expenses, including attorneys’ fees and expenses, arising out of or resulting from the presence, removal or remediation of Hazardous Conditions at the Site.

11.1.6     Notwithstanding the preceding provisions of this Section 11.1, Owner is not responsible for Hazardous Conditions introduced to the Site by Fagen, Subcontractors or anyone for whose acts they may be liable.  Fagen shall indemnify, defend and hold harmless Owner and Owner’s officers, directors, employees and agents from and against all claims, losses, damages, liabilities and expenses, including attorneys’ fees and expenses, arising out of or resulting from those Hazardous Conditions introduced to the Site by Fagen, Subcontractors or anyone for whose acts they may be liable.

11.2        Differing Site Conditions; Inspection.

11.2.1     Concealed or latent physical conditions or subsurface conditions at the Site that (i) differ from the conditions indicated in the Contract Documents, or (ii) are of an unusual nature, differing from the conditions ordinarily encountered and generally recognized as inherent in the Work are collectively referred to herein as “Differing Site Conditions.”  If Fagen encounters a Differing Site Condition, Fagen will be entitled to an adjustment in the Contract Time(s) and Target Price to the extent Fagen’s time of performance and costs are adversely impacted by the Differing Site Condition.

11.2.2     Upon encountering a Differing Site Condition, Fagen shall provide prompt written notice to Owner of such condition, which notice shall not be later than fourteen (14) business days after such condition has been encountered.  Fagen shall, to the extent reasonably possible, provide such notice before the Differing Site Condition has been substantially disturbed or altered.

Article 12

Force Majeure; Change in Legal Requirements

12.1        Force Majeure Event.  A force majeure event (“Force Majeure Event”) shall mean a cause or event beyond the reasonable control of, and without the fault or negligence of a Party claiming Force Majeure, including, without limitation, an emergency under Section 13.2, floods, earthquakes, hurricanes, tornadoes, adverse weather conditions not reasonably anticipated or acts of God; sabotage; vandalism beyond that which could reasonably be prevented by a Party claiming Force Majeure; terrorism; war; riots; fire; explosion; blockades; insurrection; strike; slow down or labor disruptions (even if such difficulties could be resolved by conceding to the demands of a labor group); economic hardship or delay in the delivery of materials or equipment that is beyond the control of a Party claiming Force Majeure, and action or failure to take action by any Governmental Authority after the Effective Date (including the adoption or change in any rule or regulation or environmental constraints lawfully imposed by such Governmental Authority), but only if such requirements, actions, or failures to act prevent or delay performance; and inability, despite due diligence, to obtain any licenses, permits, or approvals required by any Governmental Authority.

12.2        Effect of Force Majeure Event.  Neither Party shall be considered in default in the performance of any of the obligations contained in the Contract Documents, except for the Owner’s or Fagen’s obligations to pay money (including but not limited to, Summary of Payments), when and to the extent the failure of performance shall be caused by a Force Majeure Event.  If either Party is rendered wholly or partly unable to perform its obligations under the Contract Documents because of a Force Majeure Event, such Party will be excused from performance affected by the Force Majeure Event to the extent and for the period of time so affected; provided that:

(a)                                  the nonperforming Party, within seventy two (72) hours after the nonperforming Party actually becomes aware of the occurrence of the Force Majeure Event, gives the other Party written notice describing the event or circumstance in detail, including if known, an estimation of its expected duration and probable impact on the performance of the affected Party’s obligations hereunder and continues to furnish timely regular reports with respect thereto during the continuation of and upon the termination of the Force Majeure Event;

(b)                                 the suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event;

(c)                                  the obligations of either Party that arose before the occurrence causing the suspension of performance and the performance that is not prevented by the occurrence, shall not be excused as a result of such occurrence;

(d)                                 the nonperforming Party uses its best efforts to remedy its inability to perform and mitigate the effect of such event and resumes its performance at the earliest possible time after cessation of such occurrence;

(e)                                  when the nonperforming Party is able to resume performance of its obligations under the Contract Documents, that Party shall give the other Party written notice to that effect; and

(f)                                    Fagen shall be entitled to a Day-for-Day time extension for those events set forth in Section 12.1 to the extent the occurrence of such event delayed Fagen’s performance of its obligations under this Agreement.

12.3        Change in Legal Requirements.  The Contract Time(s) shall be adjusted to compensate Fagen for the effects of any changes to the Legal Requirements that occur after the date of this Agreement and as a result of such change, the performance of the Work is adversely affected.  Such effects may include, without limitation, revisions Fagen is required to make to the Work because of changes in Legal Requirements.

Article 13

Changes to the Contract Price and Scheduled Completion Dates

13.1        Change Orders.

13.1.1     A change order (“Change Order”) is a written instrument issued after execution of this Agreement signed by Owner and Fagen, stating their agreement upon all of the following:

(a)                                  the scope of the change in the Work;

(b)                                 the amount of the adjustment to the Target Price; and

(c)                                  the extent of the adjustment to the Contract Time(s).

13.1.2     All changes in the Work authorized by an applicable Change Order shall be performed under the applicable conditions of the Contract Documents.  Prior to incurring any costs with respect to estimating services, design services and any other services involved in the preparation of the proposed revisions to the Contract Documents, Fagen must obtain the written approval of Owner for such costs.

13.1.3     If Owner requests a proposal for a change in the Work from Fagen and subsequently elects not to proceed with the change, a Change Order shall be issued to reflect resulting adjustments to the Contract Times, and reimburse Fagen for reasonable costs incurred for estimating services, design services and any other services involved in the preparation of proposed revisions to the Contract Documents; provided that such costs were previously approved by Owner pursuant to Section 13.1.2.

13.2        Emergencies.  In any emergency affecting the safety of persons and/or property, Fagen shall act, at its discretion, to prevent threatened damage, injury or loss and shall notify the Owner as soon as practicable and in any event within seventy two (72) hours after Fagen becomes aware of the emergency.  The notice to Owner shall describe the emergency in detail, including a reasonable estimation of its expected duration and impact, if any, on the performance of Fagen’s obligations hereunder.  Any change in the Target Price and/or Contract Time(s) on account of emergency work shall be determined as provided in this Article 13.  Notwithstanding the above, the Parties agree that impact to the Target Price and/or Contract Time(s) shall be borne by the Party responsible for the emergency, or to the extent both Parties are partially responsible, to the extent of their comparative fault.

13.3        Failure to Complete Owner’s Milestones.  The dates when Owner’s obligations are required to be completed to enable Fagen to achieve the Contract Time(s) are identified in Exhibit C (“Owner’s Milestones”).  The Contract Time(s) shall be revised to provide a Day-for-Day extension of the Contract Time(s) for completion of the Work for each full Day during which Owner fails to timely complete its obligations pursuant to the Owner’s Milestones.

Article 14

Indemnity

14.1        Tax Claim Indemnification.  If, in accordance with Owner’s direction, an exemption for all or part of the Work is claimed for taxes, Owner shall indemnify, defend and hold harmless Fagen (and its officers, directors, agents, successors and assigns) from and against any and all damages, claims costs, losses, liabilities, and expenses (including penalties, interest, fines, taxes of any kind, attorneys’ fees, accountants and other professional fees and associated expenses or costs) incurred by Fagen as a result of any action taken by Fagen in accordance with Owner’s directive.

14.2        Payment Claim Indemnification.  To the extent Fagen has received payment for any portion of the Work, Fagen shall indemnify, defend and hold harmless Owner Indemnified Parties from any claims or mechanic’s liens brought against Owner Indemnified Parties or against the Project as a result of the failure of Fagen, or those for whose acts it is responsible, to pay for any services, materials, labor, equipment, taxes or other items or obligations furnished or incurred for or in connection with the Work.  Within three (3) business days of receiving written notice from Owner that such a claim or mechanic’s lien has been filed, Fagen shall commence, and shall thereafter diligently,  take the steps necessary to discharge such claim or lien.

14.3        Fagen’s General Indemnification.

14.3.1     Fagen, to the fullest extent permitted by Law, shall indemnify, hold harmless and defend Owner and its successors, assigns, officers, directors, employees and agents (“Owner Indemnified Parties”) from and against any and all losses, costs, damages, injuries, liabilities, claims, demands, penalties, interest and causes of action, including without limitation attorney’s fees (collectively, the “Damages”) for bodily injury, sickness or death, and property damage or destruction (other than to the Work itself) to the extent resulting from the negligent acts, willful misconduct or omissions of Fagen, Subcontractors, their agents or anyone employed directly or indirectly by any of them or anyone for whose acts any of them may be liable.

14.3.2     If an employee of Fagen, Subcontractors, their agents, anyone employed directly or indirectly by any of them or anyone for whose acts any of them may be liable has a claim against Owner Indemnified Parties, Fagen’s indemnity obligation set forth in Section 14.3.1 above shall not be limited by any limitation on the amount of damages, compensation or benefits payable by or for Fagen, Subcontractors, their agents or other entity under any employee benefit acts, including workers’ compensation or disability acts.

14.3.3     Without limiting the generality of Section 14.3.1 hereof, Fagen shall fully indemnify, save harmless and defend the Owner Indemnified Parties from and against any and all Damages in favor of any Governmental Authority or other third party to the extent caused by (a) failure of Fagen or any Subcontractor or any of their agents to comply with Legal Requirements as required by this Agreement, or (b) failure of Fagen or any Subcontractor or any of their agents to properly administer and pay any taxes or fees required to be paid by Fagen under this Agreement.

14.3.4     Nothing in Fagen’s General Indemnification contained in this Section 14.3 shall be read to limit in any way any entitlement Fagen shall have to insurance coverage under any insurance policy, including any insurance policy required by either Party under this Agreement.

14.4        Owner’s General Indemnification.  Owner, to the fullest extent permitted by Law, shall indemnify, hold harmless and defend Fagen and any of Fagen’s officers, directors, employees, or agents from and against claims, losses, damages, liabilities, including attorneys’ fees and expenses, for bodily injury, sickness or death, and property damage or destruction (other than to the Work itself) to the extent resulting from the negligent acts, willful misconduct, or omissions of Owner, its officers, directors, employees, agents, or anyone for whose acts any of them may be liable.

14.4.1     Without limiting the generality of Section 14.4 hereof, Owner shall fully indemnify, save harmless and defend Fagen and any of Fagen’s officers, directors, employees, or agents from and against any and all Damages in favor of any Governmental Authority or other third party to the extent caused by (a) failure of Owner or any of Owner’s agents to comply with Legal Requirements as required by this Agreement, or (b) failure of Owner or Owner’s agents to properly administer and pay any taxes or fees required to be paid by Owner under this Agreement.

14.4.2     Owner shall indemnify and hold harmless Fagen, Subcontractors, anyone employed directly or indirectly for any of them, and their officers, directors, employees and agents, from and against any and all claims, losses, damages, liabilities and expenses, (including but not limited to all fees and expenses of engineers, architects, attorneys, and other professionals and all court or arbitration or other dispute resolution costs), arising out of or relating to the (i) implementation, (ii) construction, (iii) performance, (iv) maintenance, or (v) lack; in each case, of soil stabilization on the Site after Final Completion.

14.4.3     Nothing in the Owner’s General Indemnification contained in this Section 14.4 shall be read to limit in any way any entitlement Owner shall have to insurance coverage under any insurance policy, including any insurance policy required by either Party under this Agreement.

14.5        Indemnification.  Owner, to the fullest extent permitted by Law, shall (i) indemnify, hold harmless and defend Fagen and all of Fagen’s officers, directors, employees and agents from and against all third party claims, losses, damages, liabilities, including attorneys’ fees and expenses, and (ii) waive all claims, rights, causes of action, losses, damages, liabilities, including attorneys’ fees and expenses against Fagen and its officers, directors, employees and agents, in each case; arising from or attributable to (a) any Prior Work, and (b) agreements for design, build, procurement, engineering, construction, or related services entered into by Aventine with third parties which relate to, or were related to, the Project.

Article 15

Stop Work; Termination for Cause

15.1        Owner’s Right to Stop Work.  Owner may, without cause and for its convenience, order Fagen in writing to stop and suspend the Work.  Such suspension shall not exceed sixty (60) consecutive Days, or in the aggregate more than ninety (90) Days, during the duration of construction of the Plant.  Fagen is entitled to seek an adjustment of the Contract

Time(s) and Target Price if its time and/or cost to perform the Work has been adversely impacted by any suspension or stoppage of work by Owner.

15.2        Owner’s Right to Perform and Terminate for Cause.

15.2.1     If Fagen fails to: (i) provide a sufficient number of skilled workers; (ii) supply the materials required by the Contract Documents; (iii) comply with applicable Legal Requirements; (iv) timely pay, without cause, Subcontractors; (v)  perform the Work with promptness and diligence to ensure that the Work is completed by the Contract Time(s), as such times may be adjusted in accordance with this Agreement; or (vi) perform material obligations under the Contract Documents; then Owner, in addition to any other rights and remedies provided in the Contract Documents or by law or equity, shall have the rights set forth in Sections 15.2.2 and 15.2.3 below.

15.2.2     Upon the occurrence of an event set forth in Section 15.2.1 above, Owner may provide written notice to Fagen that it intends to terminate the Agreement unless the problem cited is cured, or commenced to be cured within seven (7) Days of Fagen’s receipt of such notice.  If Fagen fails to cure, or reasonably commence to cure such problem and thereafter diligently pursue such cure to completion, then Owner may give a second written notice to Fagen of its intent to terminate following an additional seven (7) Day period.  If Fagen, within such second seven (7) Day period, fails to cure, or reasonably commence to cure such problem and thereafter diligently pursue such cure to completion, then Owner may declare the Agreement terminated for default by providing written notice to Fagen of such declaration.  If (i) the insurance coverage required to be provided by Fagen pursuant to Article 17 hereof is suspended or cancelled without Fagen providing immediate replacement coverage (and, in any case, within seven (7) Days of the occurrence thereof) meeting the requirements specified in Article 17 hereof; (ii) Fagen purports to make an assignment of this Agreement in breach of the provisions of Section 21.1 hereof, or (iii) any representation or warranty made by Fagen under Section 18.1 hereof was false or materially misleading when made, then Owner may terminate this Agreement upon written notice to Fagen.

15.2.3     In addition to any other remedy available to Owner under the Contract Documents or at Law, upon declaring the Agreement terminated pursuant to Section 15.2.2 above, Owner may enter upon the premises and take possession, for the purpose of completing the Work, of all materials, equipment, scaffolds, tools, appliances and other items thereon, which have been paid for by Owner for the performance of the Work, all of which Fagen hereby transfers, assigns and sets over to Owner for such purpose, and to employ any person or persons to complete the Work and provide all of the required labor, services, materials, equipment and other items.  If Owner improperly terminates the Agreement for cause, Owner shall pay Fagen for the following:

(a)                                  all Work, including without limitation costs and expenses incurred in performing the Work, executed but not previously paid for;

(b)                                 the reasonable costs and expenses attributable to such termination, including demobilization costs;

(c)                                  amounts due in settlement of terminated contracts with Subcontractors; and

(d)                                 A termination fee in the amount of twenty percent (20%) on the sum of items (a), (b), and (c) above.

15.3        Fagen’s Right to Stop Work.

15.3.1     Fagen may, in addition to any other rights afforded under the Contract Documents or at Law, stop work for Owner’s failure to pay amounts properly due under Fagen’s Summary of Payment in accordance with Section 15.3.2 below.

15.3.2     If any of the events set forth in Section 15.3.1 above occur, Fagen has the right to stop work by providing written notice to Owner that Fagen will stop work unless such event is cured within seven (7) Days from Owner’s receipt of Fagen’s notice. If Owner fails to cure or reasonably commence to cure such problem and thereafter diligently pursue such cure to completion, then Fagen may give a second written notice to Owner of its intent to stop work within an additional seven (7) Day period.  If Owner, within such second seven (7) Day period, fails to cure, or reasonably commence to cure such problem and thereafter diligently pursue such cure to completion, then Fagen may stop work unless such problem involves an amount disputed in good faith by Owner.  In such case, Fagen shall be entitled to make a claim for adjustment to the Contract Time(s) to the extent it has been adversely impacted by such stoppage.

15.4        Fagen’s Right to Terminate for Cause.

15.4.1     Fagen, in addition to any other rights and remedies provided in the Contract Documents or by Law, may terminate the Agreement for cause for the following reasons:

(a)                                  Work on the Plant has been stopped for thirty five (35) consecutive Days, or more than sixty (60) Days, during the duration of construction of such Plant, because of court order, any Governmental Authority having jurisdiction over the Work, or orders by Owner under Section 15.1 hereof, provided that such stoppages are not due to the acts or omissions of Fagen, Design Consultant and their respective officers, agents, employees, Subcontractors or any other person for whose acts Fagen may be liable under Law.

(b)                                 Owner’s failure to provide Fagen with any information, permits or approvals that are Owner’s responsibility under the Contract Documents which result in the Work being stopped for thirty five (35) consecutive Days, or more than sixty (60) Days, during the duration of the Work, even though Owner has not ordered Fagen in writing to stop and suspend the Work pursuant to Section 15.1 hereof.

(c)                                  Owner fails to meet its obligations under Exhibits A or C and such failure results in the Work being stopped for thirty five (35) consecutive Days, or more than sixty (60)  Days, during the duration of the Work even though Owner has not ordered Fagen in writing to stop and suspend the Work pursuant to Section 15.1 hereof.

(d)                                 Owner’s failure to cure the problems set forth in Section 15.3.1 above within seven (7) Days after Fagen has stopped the Work.

15.4.2     Upon the occurrence of an event set forth in Section 15.4.1 above, Fagen may elect to terminate this Agreement by providing written notice to Owner that it intends to terminate the Agreement unless the problem cited is cured within seven (7) Days of Owner’s receipt of such notice.  If Owner fails to cure, or reasonably commence to cure, such problem, then Fagen may give a second written notice to Owner of its intent to terminate within an additional seven (7) Day period.  If Owner, within such second seven (7) Day period, fails to cure, such problem, then Fagen may declare the Agreement terminated for default by providing written notice to Owner of such declaration.  In such case, Fagen shall be entitled to recover in the same manner as if Owner had wrongfully terminated the Agreement as provided in Section 15.2.3.

15.5        Bankruptcy of Owner or Fagen.

15.5.1     If either Owner or Fagen institutes or has instituted against it a case under the United States Bankruptcy Code (such Party being referred to as the “Bankrupt Party”), such event may impair or frustrate the Bankrupt Party’s ability to perform its obligations under the Contract Documents.  Accordingly, should such event occur:

(a)                                  The Bankrupt Party, its trustee or other successor, shall furnish, upon request of the non-Bankrupt Party, adequate assurance of the ability of the Bankrupt Party to perform all future obligations under the Contract Documents, which assurances shall be provided within ten (10) Days after receiving notice of the request; and

(b)                                 The Bankrupt Party shall file an appropriate action within the bankruptcy court to seek assumption or rejection of the Agreement within sixty (60) Days of the institution of the bankruptcy filing and shall diligently prosecute such action.

15.5.2     If the Bankrupt Party fails to comply with its foregoing obligations, the non-Bankrupt Party shall be entitled to request the bankruptcy court to reject the Agreement, declare the Agreement terminated and pursue any other recourse available to the non-Bankrupt Party under this Article 15.

15.5.3     The rights and remedies under this Section 15.5 shall not be deemed to limit the ability of the non-Bankrupt Party to seek any other rights and remedies provided by the Contract Documents or by Law, including its ability to seek relief from any automatic stays under the United States Bankruptcy Code or the right of

Fagen, if it is the non-Bankrupt Party, to stop Work under any applicable provision of this Agreement.

Article 16

Representatives of the Parties

16.1        Designation of Owner’s Representatives.  Owner designates the individual listed below as its senior representative (“Owner’s Senior Representative”), which individual has the authority and responsibility for avoiding and resolving disputes under Article 19:

Tom Manuel

Chief Executive Officer

Aventine Renewable Energy — Mt Vernon, LLC

P.O.  Box 1800

Pekin, IL 61555

Phone: (309) 347-9388

Facsimile: (309) 347-8541

Owner designates the individual listed below as its representative (“Owner’s Representative”), which individual has the authority and responsibility set forth in Section 4.3:

Jeffrey G. See

V.P. of Project Development

Aventine Renewable Energy — Mt Vernon, LLC

7201 Port Road

Mount Vernon, IN 47620

Cell 605-691-9258

Facsimile: 309-478-1892

16.2        Designation of Fagen’s Representatives.  Fagen designates the individual listed below as its senior representative (“Fagen’s Senior Representative”), which individual has the authority and responsibility for avoiding and resolving disputes under Article 19:

Roland “Ron” Fagen
CEO and President
501 W. Highway 212
P.O. Box 159
Granite Falls, MN 56241
Telephone:  (320) 564-3324
Facsimile: (320) 564-3278

Fagen designates the individual listed below as its representative (“Fagen’s Representative”), which individual has the authority and responsibility set forth in Section 3.1:

Evan Fagen
Executive Vice President
501 W. Highway 212
P.O. Box 159
Granite Falls, MN 56241
Telephone:  (320) 564-3324
Facsimile: (320) 564-5196

Article 17

Insurance

17.1        Insurance.  Fagen shall procure and maintain in force through the Final Completion Date the following insurance coverage with the policy limits indicated, and otherwise in compliance with the provisions of this Agreement:

Commercial General Liability:

General Aggregate	$2,000,000
Products-Comp/Op AGG	$2,000,000
Personal & Adv Injury	$1,000,000
Each Occurrence	$1,000,000
Fire Damage (Any one fire)	$50,000
Med Exp (Any one person)	$5,000

Automobile Liability:

Combined Single Limit
Each Occurrence	$1,000,000

Excess Liability — Umbrella Form:

Each Occurrence	$20,000,000
Aggregate	$20,000,000

Workers’ Compensation

Statutory limits as required by the state in which the Work is performed.

Employers’ Liability:

Each Accident	$1,000,000
Disease-Policy Limit	$1,000,000
Disease-Each Employee	$1,000,000

Professional Errors and Omissions

Per Claim	$5,000,000
Annual	$5,000,000

17.2        Fagen’s Insurance Requirements.

17.2.1     Fagen is responsible for procuring and maintaining from insurance companies authorized to do business in the state in which the Plant is located, the following insurance coverage for claims which may arise from or out of the performance of the Work and obligations under the Contract Documents:

(a)                                  coverage for claims arising under workers’ compensation, disability and other similar employee benefit Laws applicable to the Work;

(b)                                 coverage for claims by Fagen’s employees for bodily injury, sickness, disease, or death;

(c)                                  coverage for claims by any person other than Fagen’s employees for bodily injury, sickness, disease, or death;

(d)                                 coverage for personal injury liability claims for damages sustained by a person as a direct or indirect result of Fagen’s employment of the person, or sustained by any other person;

(e)                                  coverage for claims for damages (other than to the Work) because of injury to or destruction of tangible property, including loss of use;

(f)                                    coverage for claims of damages because of personal injury or death, or property damage resulting from ownership, use and maintenance of any motor vehicle; and

(g)                                 coverage for contractual liability claims arising out of Fagen’s obligations under Section 14.3.

17.2.2     Fagen’s liability insurance required by this Section 17.2 shall be written for the coverage amounts set forth in Section 17.1 and shall include completed operations insurance for the period of time set forth in the Agreement, and shall name Owner as an additional insured, without application of deductible, retention or retrospective premiums as to the additional insured.

17.2.3     To the extent Owner requires Fagen or any Design Consultant to provide professional liability insurance for claims arising from the negligent performance of design services by Fagen or the Design Consultant, the coverage limits, duration and other specifics of such insurance shall be as set forth in the Agreement.  Any professional liability shall specifically delete any design-build or similar exclusions that could compromise coverage because of the design-build delivery of the Project.  Such policies shall be provided prior to the commencement of any design services hereunder.

Promptly following execution of this Agreement, Fagen shall provide Owner with copies of insurance certificates reflecting coverage required under this Section 17.2. evidencing that (i) all of Fagen’s insurance obligations required by the Contract Documents are in full force and in effect and will remain in effect for the duration required by the Contract Documents and (ii) no insurance coverage required hereunder will be canceled, renewal refused, or changed unless at least thirty (30) Days prior written notice is given to Owner.  All insurance certificates provided by Fagen pursuant to this Section 17.2.3 shall, as applicable, clearly identify in writing as additional insured and/or expressly include Owner.  Fagen’s insurance shall not lapse or be cancelled during the term of this Agreement. Owner shall have the right to review, at Fagen’s offices, all insurance policies to which Owner is named as an additional insured.  In the event Fagen replaces insurance providers for any policy required under this Section, revises policy coverage, or otherwise modifies any applicable insurance policy in any way, Fagen shall provide Owner, for its review or possession as provided under this Section 17.2.3, prompt notice of such fact and the certificate of insurance for such new, revised or modified policy when available.

17.3        Owner’s Liability Insurance.  Owner shall procure and maintain from insurance companies authorized to do business in the state in which the Plant is located the following liability insurance with the policy limits indicated:

Commercial General Liability:

General Aggregate	$2,000,000
Products-Comp/Op AGG	$2,000,000
Personal & Adv Injury	$1,000,000
Each Occurrence	$1,000,000
Fire Damage (Any one fire)	$50,000
Med Exp (Any one person)	$5,000

Automobile Liability:

Combined Single Limit
Each Occurrence	$1,000,000

Excess Liability — Umbrella Form:

Each Occurrence	$20,000,000
Aggregate	$20,000,000

Employers’ Liability:

Each Accident	$1,000,000
Disease-Policy Limit	$1,000,000
Disease-Each Employee	$1,000,000

The general liability insurance obtained by Owner shall name Fagen, and Subcontractors as additional insured, without application of deductible, retention or retrospective premiums as to the additional insured.

17.4        Owner’s Property Insurance.

17.4.1     Unless otherwise provided in the Contract Documents, Owner shall procure from insurance companies authorized to do business in the state in which the Plant is located, and maintain through Final Completion, property insurance upon the entire Plant in a minimum amount equal to the full insurable value of the Plant, including professional fees, overtime premiums and all other expenses incurred to replace or repair the insured property.  The property insurance obtained by Owner shall include as additional insured the interests of Owner, Fagen, and Subcontractors and shall insure against the perils of fire and extended coverage, theft, vandalism, malicious mischief, collapse, flood, earthquake, debris removal and other perils or causes of loss as called for in the Contract Documents and without application of any deductible, retention or retrospective premium.  Except as set forth in the last sentence of this paragraph, Owner shall maintain coverage equal to or in excess of the value of each of Fagen’s and Subcontractors’ property on the Site.  The property insurance shall include physical loss or damage to the Work, including materials and equipment in transit, at the Site or at another location.  Notwithstanding the foregoing, the property insurance provided by Owner hereunder shall not be required to include Fagen’s and Subcontractors’ tools or construction equipment.

17.4.2     Unless the Contract Documents provide otherwise (e.g. the last sentence of Section 17.4.1 above), (i) Owner shall procure and maintain Work equipment and machinery insurance that will include as additional insured Owner, Fagen, and Subcontractors, in an amount not less than the Contract Price , and without application of any deductible, retention or retrospective premium as to the additional insured and (ii) Owner shall maintain coverage equal to or in excess of the value of each of Fagen’s, and Subcontractors’ interest or investment in Work equipment or machinery on the Site.

17.4.3     [Reserved.]

17.4.4     Promptly following execution of this Agreement, Owner shall provide Fagen with copies of the insurance certificates reflecting coverage required under this Section 17.4 evidencing that (i) all Owner’s insurance obligations required by the Contract Documents are in full force and in effect and will remain in effect until Fagen has completed all of the Work and has received Final Payment from Owner, and (ii) no insurance coverage will be canceled, renewal refused, or changed unless at least thirty (30) Days prior written notice is given to Fagen.  All insurance certificates provided by Owner pursuant to this Section 17.4.4 shall, as applicable, clearly identify in writing as additional insured and/or expressly include the interests of Fagen and Subcontractors.  Owner’s property insurance shall not lapse or be cancelled during the term of this Agreement. Fagen shall have the right to review, at Owner’s offices, all insurance policies to which Fagen and Subcontractors are named as additional insured.  In the event Owner replaces insurance providers for any policy required under this Section, revises policy coverage, or otherwise modifies any applicable insurance policy in any way, Owner shall provide Fagen prompt notice of such fact, the certificate of insurance for such new, revised or modified policy when available.

17.4.5     Owner and Fagen waive against each other and Owner’s separate contractors, Subcontractors, agents and employees of each and all of them all damages covered by insurance provided herein, except such rights as they may have to the proceeds of such insurance.  Fagen and Owner shall, where appropriate and where agreed to by applicable counterparties, (i) require similar waivers of subrogation from Owner’s separate contractors, Subcontractors, and insurance providers and (ii) require each of them to include similar waivers in their contracts or policies.

Article 18

Representations and Warranties

18.1        Fagen and Owner Representations and Warranties.  Each of Fagen and Owner represents that:

(a)                                  it is duly organized, validly existing and in good standing under the Laws of its state of formation and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(b)                                 this Agreement has been duly executed and delivered by such Party and constitutes the legal, valid and binding obligations of such Party, enforceable against such Party in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or similar Laws affecting creditor’s rights or by general equitable principles;

(c)                                  the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or violate (a) the certificate of incorporation or bylaws or equivalent organizational documents of such Party, or (b) any Law applicable to such Party and other than the permits listed on Exhibit F, such execution, delivery and performance of this Agreement does not require any Governmental Approval; and

(d)                                 there is no action pending or, to the knowledge of such Party, threatened, which would hinder, modify, delay or otherwise adversely affect such Party’s ability to perform its obligations under the Contract Documents.

18.2        Fagen Representations and Warranties.  Fagen further represents that it has the necessary financial resources to fulfill its obligations under this Agreement.

Article 19

Dispute Resolution

19.1        Dispute Avoidance and Mediation.  The Parties are fully committed to working with each other throughout the Project and agree to communicate regularly with each other at all times so as to avoid or minimize disputes or disagreements.  If disputes or disagreements do arise, Fagen and Owner each commit to resolving such disputes or disagreements in an amicable, professional and expeditious manner so as to avoid unnecessary losses, delays and disruptions to the Work.

Fagen and Owner will first attempt to resolve disputes or disagreements at the field level through discussions between Fagen’s Representative and Owner’s Representative.

If a dispute or disagreement cannot be resolved through Fagen’s Representative and Owner’s Representative, Fagen’s Senior Representative and Owner’s Senior Representative, upon the request of either Party, shall meet as soon as conveniently possible, but in no case later than thirty (30) Days after such a request is made, to attempt to resolve such dispute or disagreement.  Prior to any meetings between the Senior Representatives, the Parties will exchange relevant information that will assist the Parties in resolving their dispute or disagreement.

If, after meeting, the Senior Representatives determine that the dispute or disagreement cannot be resolved on terms satisfactory to both Parties, the Parties shall submit the dispute or disagreement to non-binding mediation.  The mediation shall be conducted in Indianapolis, Indiana by a mutually agreeable impartial mediator or, if the Parties cannot so agree, a mediator designated by the American Arbitration Association (“AAA”) pursuant to its Construction Industry Arbitration Rules and Mediation Procedures.  The mediation will be governed by and conducted pursuant to a mediation agreement negotiated by the Parties or, if the Parties cannot so agree, by procedures established by the mediator.  Mediation is a condition precedent to arbitration, unless the Parties agree otherwise.

19.2        Arbitration.  Any claims, disputes or controversies between the Parties arising out of or relating to the Agreement, or the breach thereof, which have not been resolved in accordance with the procedures set forth in Section 19.1 above shall be decided by arbitration to be conducted in Indianapolis, Indiana in accordance with the Construction Industry Arbitration Rules and Mediation Procedures of the AAA then in effect, unless the Parties mutually agree otherwise.  A demand for arbitration shall be made within a reasonable time after the dispute has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such dispute would be barred by the applicable statute of limitations.  The arbitration shall be governed by the Federal Arbitration Act.

The award of the arbitrator(s) shall be final and binding upon the Parties.  Judgment may be entered upon it by any court having jurisdiction thereof.

Fagen and Owner expressly agree that any arbitration pursuant to this Section 19.2 may be joined or consolidated with any arbitration involving any other person or entity (i) necessary to resolve the claim, dispute or controversy, or (ii) substantially involved in or affected by such claim, dispute or controversy.  Both Fagen and Owner will include appropriate provisions in all contracts they execute after the date of execution of this Agreement with other parties in connection with the Project to require arbitration of all disputes and such joinder or consolidation (to the extent such other parties will agree to such provisions).

The prevailing Party in any arbitration, or any other final, binding dispute proceeding upon which the Parties may agree, shall be entitled to recover from the other Party reasonable attorneys’ fees and expenses incurred by the prevailing Party in such arbitration or such other dispute proceeding.

19.3        Duty to Continue Performance.  Unless provided to the contrary in the Contract Documents, Fagen shall continue to perform the Work and Owner shall continue to satisfy its payment obligations to Fagen, pending the final resolution of any dispute or disagreement between Fagen and Owner.

19.4        No Consequential Damages.  Notwithstanding anything herein to the contrary, neither Fagen nor Owner shall be liable to the other for any consequential losses or damages, whether arising in contract, warranty, tort (including negligence), strict liability or otherwise, including but not limited to, losses of use, profits, business, reputation or financing,

19.5        Limitation of Liability.  Notwithstanding anything else in this Agreement to the contrary, the aggregate liability of Fagen, its Subcontractors, vendors, suppliers, agents and employees, to Owner (or any successor thereto or assignee thereof) for any and all claims and/or liabilities arising out of or relating in any manner to the Work or to Fagen’s performance or non-performance of its obligations hereunder, whether based in contract, tort (including negligence), strict liability, or otherwise, shall not exceed, in the aggregate, the Target Price and shall be reduced, upon the issuance of each Summary of Payment, by the total value of such Summary of Payment until such time as Fagen’s aggregate liability has been reduced to ***** Dollars ($*****).  Upon Final Completion, Fagen’s aggregate liability shall be reduced to the greater of (1) Ten Percent (10%) of the Target Price or (2) the amount of insurance coverage available to respond to the claim or liability under any policy of insurance provided by Fagen under this Agreement. Except for any remaining warranty obligations, Fagen’s aggregate liability shall be reduced to zero on the one year anniversary of the Final Completion Date.

Article 20

Confidentiality of Shared Information

20.1        Non-Disclosure Obligation.  Except as required by court order, subpoena, or Applicable Law, the Parties will hold in confidence, and will use only for the purposes of completing the Project, any and all Confidential Information disclosed to each other.  Neither Party shall disclose to third parties any Confidential Information without the express written consent of the other Party, which consent shall not be unreasonably withheld.  The Parties shall at all times use their respective reasonable efforts to keep all Confidential Information and information regarding the terms and conditions of this Agreement confidential.  However, the Parties may disclose Confidential Information to their respective lenders, lenders’ agents, advisors and/or consultants only as reasonably necessary in connection with the financing of the

Plant or to enable them to advise the Parties with regard to the Contract Documents and the Project, provided that prior to such disclosure any party to whom Confidential Information is disclosed is informed by the disclosing Party of the existence of this confidentiality obligation and agrees to be obligated to maintain the confidentiality of any information received. The term “Confidential Information” will mean (i) confidential or proprietary information regarding the other Party’s business affairs, finances, technology, processes, plans or installations, product information, know-how, or other information that is received from the other Party pursuant to this Agreement or the Parties’ relationship prior thereto or is developed pursuant to this Agreement, (ii) any and all information concerning the Contract Documents, the Agreement, or the terms thereof, and (iii) all information which one Party, directly or indirectly, may acquire from another Party; however, Confidential Information will not include information falling into any of the following categories:

(a)                                  information that, at the time of disclosure hereunder, is in the public domain;

(b)                                 information that, after disclosure hereunder, enters the public domain other than by breach of this Agreement or the obligation of confidentiality;

(c)                                  information that, prior to disclosure hereunder, was already in the recipient’s possession, either without limitation on disclosure to others or subsequently becoming free of such limitation;

(d)                                 information obtained by the recipient from a third party having an independent right to disclose this information; and

(e)                                  information that is available through discovery by independent research without use of or access to the Confidential Information acquired from the other Party; and

(f)                                    photographs and descriptive information regarding the Project, including, Owner’s name and Plant location.

Each Party’s obligation to maintain Confidential Information in confidence will be deemed performed if such Party observes with respect thereto the same safeguards and precautions, which such Party observes with respect to its own Confidential Information of the same or similar kind.  It will not be deemed to be a breach of the obligation to maintain Confidential Information in confidence if Confidential Information is disclosed upon the order of a court or other authorized Governmental Authority, or pursuant to other Legal Requirements.  However, if Owner is required to file the Contract Documents or a portion thereof with a Governmental Authority, it agrees that it will not do so without first informing Fagen of the requirement and seeking confidential treatment of the Contract Documents, or as much thereof as such Governmental Authority permits, prior to filing the documents or a portion thereof.

Notwithstanding the above, or any other provision of this Agreement, Fagen agrees that any Delta-T Technology (as defined in the License) it receives from Owner, APTI, or any other person or entity in conjunction with the Project is subject to the terms and provisions of that certain Amended and Restated License of Technology between Applied Process Technology International LLC (“APTI”), as successor to Delta-T Corporation, and Aventine Renewable Energy — Mt Vernon, LLC dated February 26, 2010 (the “License”), a copy of which is attached hereto as Exhibit L.  As such, Fagen agrees to maintain the confidentiality of, and to use, the Delta-T Technology in accordance with and as permitted under the terms of the License.

20.2        Publicity and Advertising.  Neither Party shall make, nor permit any of its subcontractors, agents, or vendors to make any external announcement or publication, release any photographs or information concerning the Project or any part thereof, or make any other type of communication to any member of the public, press, business entity, or any official body which names the other Party unless prior written consent is obtained from such Party, which consent shall not be unreasonably withheld.

20.3        Term of Obligation.  The confidentiality obligations of the Parties pursuant to this Article 20 shall survive the expiration or other termination of this Agreement for a period of five (5) years, except for the obligations relating to the Delta-T Technology, which shall apply as long as the License is in effect.

Article 21

Miscellaneous

21.1        Assignment.  This Agreement shall be binding upon, shall inure to the benefit of, and may be performed by, the successors and permitted assigns of the Parties, except that neither Fagen nor Owner shall, without the written consent of the other, assign or transfer this Agreement or any of the Contract Documents.  Fagen’s subcontracting portions of the Work in accordance with this Agreement shall not be deemed to be an assignment of this Agreement.

21.2        Successors.  Fagen and Owner intend that the provisions of the Contract Documents are binding upon the Parties, their employees, agents, heirs, successors and assigns.

21.3        Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with, the substantive laws of the state of Indiana, without regard to the conflict of laws provisions thereof.

21.4        Severability.  If any provision or any part of a provision of the Contract Documents shall be finally determined to be superseded, invalid, illegal, or otherwise unenforceable pursuant to any applicable Legal Requirements, such determination shall not impair or otherwise affect the validity, legality, or enforceability of the remaining provision or parts of the provision of the Contract Documents, which shall remain in full force and effect as if the unenforceable provision or part were deleted.

21.5        No Waiver.  The failure of either Fagen or Owner to insist, in any one (1) or more instances, on the performance of any of the obligations required by the other under the Contract Documents shall not be construed as a waiver or relinquishment of such obligation or right with respect to future performance.

21.6        Headings.  The table of contents and the headings used in this Agreement or any other Contract Document, are for ease of reference only and shall not in any way be construed to limit, define, extend, describe, alter, or otherwise affect the scope or the meaning of any provision of this Agreement.

21.7        Notice.  Whenever the Contract Documents require that notice be provided to a Party, notice shall be delivered in writing to such Party at the address listed below, or to such other address as a Party may notify the other Party in accordance with this Section 21.7.  Notice will be deemed to have been validly given if delivered (i) in person to the individual intended to receive such notice, (ii) by registered or by certified mail, postage prepaid to the address indicated in the Agreement within four (4) Days after being sent, or (iii) by facsimile, by the time stated in a machine-generated confirmation that notice was received at the facsimile number of the intended recipient.

If to Fagen, to:

Fagen, Inc.
501 W. Highway 212
P. O. Box 159
Granite Falls, MN 56241
Attention: Evan Fagen
Fax:  (320) 564-5196

with a copy to:

Fagen, Inc.
501 W. Highway 212
P. O. Box 159
Granite Falls, MN 56241
Attention: Jennifer Johnson
Fax:  (320) 564-3278

and to:

Fagen, Inc.
501 W. Highway 212
P. O. Box 159
Granite Falls, MN 56241
Attention: Ryan Manthey
Fax:  (320) 564-3278

If to Owner, to:

Aventine Renewable Energy — Mt Vernon, LLC

7201 Port Road

Mount Vernon, IN 47620

Cell 605-691-9258

Attention: Jeffrey G. See

Fax:         (309) 478-1892

with a copy to:

Aventine Renewable Energy — Mt Vernon, LLC

P.O. Box 1800

Pekin, IL 61555

Attention: John Castle

Fax:         (309) 347-8541

and to:

Aventine Renewable Energy — Mt Vernon, LLC

P.O. Box 1800

Pekin, IL 61555

Attention: Christopher Nichols

Fax:         (309) 347-8541

21.8        No Privity with Design Consultant/Subcontractors.  Nothing in the Contract Documents is intended or deemed to create any legal or contractual relationship between Owner and any Design Consultant or Subcontractor.

21.9        Amendments.  The Contract Documents may not be changed, altered, or amended in any way except in writing signed by a duly authorized representative of each Party.

21.10      Entire Agreement.  This Agreement consists of the terms and conditions set forth herein, as well as the Exhibits hereto, which are incorporated by reference herein and made a part hereof.  This Agreement sets forth the full and complete understanding of the Parties as of the Effective Date with respect to the subject matter hereof and shall supersede and replace in all respects any other agreement entered into by and between the Parties with respect to the Project.

21.11      Third-Party Beneficiaries.  Except as expressly provided herein, this Agreement is intended to be solely for the benefit of the Owner, Fagen and permitted assigns, and is not intended to and shall not confer any rights or benefits on any person not a signatory hereto.

21.12      Counterparts.  This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same Agreement, and may be executed and delivered by facsimile signature, which shall be considered an original.

21.13      Survival.   Notwithstanding any provisions herein to the contrary, the Work Product provisions set forth in Article 5, the warranty provisions set forth in Article 8, the indemnity, defense and hold harmless obligations set forth herein, and the confidentiality and other obligations set forth in Article 20, shall survive (in full force and effect) the expiration or termination of this Agreement and shall continue to apply to the Parties to this Agreement even after termination of this Agreement or the transfer of such Party’s interest in this Agreement.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have caused their names to be hereunto subscribed by their officers thereunto duly authorized, intending thereby that this Agreement shall be effective as of April 29, 2010.

OWNER:		FAGEN:

Aventine Renewable Energy-Mt Vernon, LLC		Fagen, Inc.
(Owner)		(Name of Fagen)

/s/ Thomas Manuel		/s/ Evan Fagen
(Signature)		(Signature)

Thomas Manuel		Evan Fagen
(Printed Name)		(Printed Name)

CEO		Executive Vice President
(Title)		(Title)

Date:	May 17, 2010	Date:	May 17, 2010

EXHIBIT A

Owner’s Scope of Work

Owner’s Scope of Work shall consist of all work not expressly provided as the responsibility of Fagen in Exhibit B attached to this Agreement or as expressly agreed to by the parties.

A-1

EXHIBIT B

General Scope of Work for Fagen

See attached.

B-1

EXHIBIT C

Owner’s Requirements

[To be determined.]

C-1

EXHIBIT D

Fagen’s Standard Rates

Home Office Purchasing and Procurement - $*****/hour

D-1

EXHIBIT E

Form of Informational Report

E-1

EXHIBIT F

Required Permits

See attached.

F-1

EXHIBIT G

Fagen’s Time and Material Rates

See attached.

G-1

EXHIBIT H

Reserved

H-1

EXHIBIT I

Reserved

I-1

EXHIBIT J

Form of Summary of Payment

See attached.

J-1

EXHIBIT K

Form of Lien Waiver

GENERAL CONTRACTOR’S PARTIAL WAIVER OF MECHANIC’S LIEN

RIGHTS AND AFFIDAVIT OF DEBTS AND CLAIMS

CONDITIONAL LIEN WAIVER

STATE: ( INSERT STATE )	FAGEN, INC.
COUNTY: ( INSERT COUNTY )

The undersigned is the General Contractor (aka Fagen) regarding labor and materials for construction and maintenance work performed for (   INSERT CUSTOMER/PLANT NAME   ), at the Facility located at or near (   INSERT PLANT CITY & STATE   ) under the terms of a contract.

On condition of receiving full payment for billings up to date hereof under the terms of the above mentioned contract, and other good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned does hereby waive and release any and all liens, and any and all claims and rights to lien on the Facility (including all buildings on the premises) under the statutes of the State of (   INSERT STATE   ) relating to mechanic’s liens on account of labor and materials furnished by the undersigned up to the date hereof at the Facility, as located on real estate legally described as follows:

TRACT 1:  (   INSERT LEGAL DESCRIPTION   )

TRACT 2:  (   INSERT LEGAL DESCRIPTION   )

K-1

The undersigned further certifies that all obligations of General Contractor entered into between suppliers/subcontractors and General Contractor regarding this Facility are current as of this date, including all obligations of General Contractor for all work, labor and services performed; materials and equipment furnished; and all known indebtedness and claims against General Contractor for damages arising in any manner in connection with General Contractor’s performance of the contract mentioned above for which General Contractor or property of General Contractor might in any way be held responsible.

Dated this              day of                                       , 200

GENERAL CONTRACTOR:
FAGEN, INC.

By (Print):

Title:

(Signature):

Witness (Print):

(Signature):

In the alternative (or if requested):

Subscribed and sworn to before me this
day of , 200 .

Notary Public

My Commission Expires:

K-2

EXHIBIT L

APTI License

See attached.

L-1